Exhibit 99.1

Phillips 66 Provides Guidance on First-Quarter 2021 Financial Information

HOUSTON, April 5, 2021 – Phillips 66 (NYSE: PSX), a diversified energy manufacturing and logistics company, is providing preliminary ranges for certain financial information reflecting the market and operating conditions experienced in the first quarter, including the effects of recent winter storms and the ongoing COVID-19 pandemic.

The severe winter storms had significant impacts on the company’s operations in the Central and Gulf Coast regions. These winter storms resulted in lower utilization of assets, as well as higher utility, maintenance and repair costs primarily in the Midstream, Chemicals and Refining segments. The higher utility costs were driven by significant increases in prices for natural gas and electricity in certain markets due to the increased demand and supply outages caused by the winter storms. These negative impacts were partially offset by the sale of electricity to help meet demand in the Texas market. The company’s Refining and Marketing and Specialties segments also continue to be impacted by lower global demand for refined petroleum products due to the COVID-19 pandemic.

In addition, the company will recognize an impairment in the first quarter reflecting Phillips 66 Partners’ decision to exit the Liberty Pipeline project.

Update to First-Quarter 2021 Outlook

During the company's fourth-quarter 2020 earnings conference call, the company provided guidance on certain first-quarter 2021 operating and financial items. The table below provides updated guidance.

Outlook Items
(millions of dollars, except as indicated)

Quarter Ended March 31, 2021
	Prior Outlook	Current Outlook

Global Olefins and Polyolefins utilization	Mid - 90%	Mid - 70%
Refining crude utilization	Market Conditions	Mid - 70%
Refining turnaround expense (pre-tax)	$200 - $230	$200 - $230
Corporate & Other costs (pre-tax)	$240 - $250	$240 - $250
Effective income tax rate	Low - 20%	15 - 20%

Phillips 66 Provides Guidance on First-Quarter 2021 Financial Information

Preliminary First-Quarter 2021 Financial Information

The following table represents the company’s current estimates of first-quarter 2021 financial results.

Financial Data
(millions of dollars, unaudited)

	Quarter Ended March 31, 2021
	Estimated Range
	Low	High
Net loss attributable to Phillips 66*	$(865)	(680)
Adjusted net loss attributable to Phillips 66†	$(700)	(550)
*Includes an estimated pre-tax impairment of $180 million to $210 million related to Phillips 66 Partners’ Liberty Pipeline project.

†Adjusted net loss attributable to Phillips 66 is not defined under U.S. generally accepted accounting principles (“GAAP”). Please see below for a reconciliation of this non-GAAP measure to its most comparable GAAP measure, as well as the reasons for the use of this non-GAAP financial measure.

The company has not completed its financial closing procedures for the first quarter of 2021, and actual results could vary from these preliminary estimates. Please see the information set forth below under “Cautionary Statement for the Purposes of the ‘Safe Harbor’ Provisions of the Private Securities Litigation Reform Act of 1995” for additional information about the Update to First-Quarter 2021 Outlook and Preliminary First-Quarter 2021 Financial Information.

About Phillips 66

Phillips 66 is a diversified energy manufacturing and logistics company. With a portfolio of Midstream, Chemicals, Refining, and Marketing and Specialties businesses, the company processes, transports, stores and markets fuels and products globally. Phillips 66 Partners, the company’s master limited partnership, is integral to the portfolio. Headquartered in Houston, the company has 14,300 employees committed to safety and operating excellence. Phillips 66 had $55 billion of assets as of Dec. 31, 2020. For more information, visit www.phillips66.com or follow us on Twitter @Phillips66Co.

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CONTACTS
Jeff Dietert (investors)	Shannon Holy (investors)	Thaddeus Herrick (media)
832-765-2297	832-765-2297	855-841-2368
jeff.dietert@p66.com	shannon.m.holy@p66.com	thaddeus.f.herrick@p66.com

Phillips 66 Provides Guidance on First-Quarter 2021 Financial Information

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE “SAFE HARBOR” PROVISIONS
OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. The update to first-quarter 2021 outlook and preliminary first-quarter 2021 financial information included in this press release are forward-looking statements. These forward-looking statements are based on management’s expectations, estimates and beliefs as of the date of this press release, but are not guarantees of future performance or of actual first-quarter 2021 results. You should not unduly rely on the forward-looking statements as they involve certain risks, uncertainties and assumptions. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Factors that could cause actual first-quarter 2021 results to differ materially from those described in the forward-looking statements include the fact that the company has not yet completed its quarterly financial statement close process. Additional developments and adjustments may arise between the date of this release and the time the financial information for the first-quarter 2021 period is finalized, which may cause the actual, final information to vary from the forecasted estimates contained in this release.

Use of Non-GAAP Financial Information–This press release includes the term “Adjusted net loss attributable to Phillips 66,” which is a supplemental measure of our performance that is not required by, or presented in accordance with, GAAP. We believe it is useful to the external users of our financial statements, including industry analysts, investors, lenders, and rating agencies. We have defined this non-GAAP measure below and believe it is useful to assess our ongoing financial performance because, when reconciled to its most comparable U.S. GAAP measure, it provides improved comparability between periods through the exclusion of certain items that we believe are not indicative of our core operating performance and that may obscure our underlying business results and trends. This non-GAAP measure should not be considered as an alternative to its most comparable U.S. GAAP measure nor should it be considered in isolation or as a substitute for an analysis of our results of operations as reported under U.S. GAAP. In addition, this non-GAAP measure may not be comparable to similarly titled measures used by other companies because we may define it differently, which diminishes its utility.

We define “Adjusted net loss attributable to Phillips 66” as net loss attributable to Phillips 66 adjusted for the special items noted below, net of related income tax effects.

Reconciliation of Net Loss Attributable to Phillips 66 to Adjusted Net Loss Attributable to Phillips 66 (millions of dollars, unaudited)
	Quarter Ended March 31, 2021
	Estimated Range
	Low	High
Net loss attributable to Phillips 66	$(865)	(680)
Special item adjustments (after-tax)*:
Impairments	120	100
Weather-related maintenance and repair costs	45	30
Adjusted net loss attributable to Phillips 66	$(700)	(550)
*We generally tax effect taxable U.S.-based special items using a combined federal and state annual statutory income tax rate of approximately 25%. Taxable special items attributable to foreign locations likewise use a local statutory income tax rate. Nontaxable events reflect zero income tax. Special items are also adjusted for amounts attributable to noncontrolling interests.